As filed with the Securities and Exchange Commission on May 18, 2010
Registration No. 333-83735

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
THE MERIDIAN RESOURCE CORPORATION
(Exact name of registrant as specified in its charter)

Texas	76-0319553
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

1401 Enclave Parkway, Suite 300, Houston, Texas	77077
(Address of Principal Executive Offices)	(Zip Code)
Texas Meridian Resources Corporation 1997 Long-Term Incentive Plan
Texas Meridian Resources Corporation Director Stock Option Plan
(Full title of the plan)
Paul D. Ching
Chief Executive Officer, President and Chairman of the Board
The Meridian Resource Corporation
1401 Enclave Parkway, Suite 300
Houston, Texas 77077
(281) 597-7000
(Name, address, and telephone number, including area code, of agent for service)
Copies to:
Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Attention: Roger K. Harris
Telephone: (713) 651-5151
Facsimile: (713) 651-5246
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Form S-8 Registration Statement, Registration No. 333-83735, filed on July 26, 1999 (the “Registration Statement”), which registered an aggregate amount of 4,140,932 shares of common stock, par value $0.01 per share, and an equal number of associated rights pursuant to the Shareholder Rights Agreement, dated May 5, 1999, between The Meridian Resource Corporation, a Texas corporation (the “Company”), and American Stock Transfer & Trust Company, is being filed in order to remove from registration securities remaining unsold under such Registration Statement.
     On May 13, 2010, pursuant to an Agreement and Plan of Merger, dated as of December 22, 2009, as amended, among the Company, Alta Mesa Holdings, LP, a Texas limited partnership (“Alta Mesa”), and Alta Mesa Acquisition Sub, LLC, a Texas limited liability company and a wholly owned subsidiary of Alta Mesa (“Merger Sub”), the Company merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company.
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, pursuant to Item 512(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended, the Company hereby removes from registration any and all securities of the Company previously registered but not sold or otherwise issued under the Registration Statement as of the filing of this Post-Effective Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 18, 2010.

THE MERIDIAN RESOURCE CORPORATION
By:	/s/ Paul D. Ching
Paul D. Ching
Chief Executive Officer, President and Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul D. Ching Paul D. Ching	Chief Executive Officer (Principal Executive Officer) President, Director and Chairman of the Board	May 18, 2010

/s/ Lloyd V. DeLano Lloyd V. DeLano	Chief Accounting Officer (Principal Accounting Officer)	May 18, 2010

/s/ E. L. Henry	Director	May 18, 2010
E. L. Henry

/s/ John B. Simmons	Director	May 18, 2010
John B. Simmons

/s/ Fenner R. Weller, Jr.	Director	May 18, 2010
Fenner R. Weller, Jr.